Exhibit 4.31
     SUPPLEMENTAL INDENTURE NO. 6 (this “Supplement”), dated as of February 27, 2009 is entered into by and among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), CONSTELLATION SERVICES LLC, a Delaware limited liability company (the “New Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY NATIONAL ASSOCIATION (successor trustee to BNY Midwest Trust Company), as trustee (the “Trustee”).
RECITALS OF THE COMPANY AND THE NEW GUARANTOR
     WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of August 15, 2006 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1, dated as of August 15, 2006, providing for the issuance of the Company’s 7.25% Senior Notes due 2016 (the “First Supplemental Indenture”), Supplemental Indenture No. 4, dated as of December 5, 2007, providing for the issuance of the Company’s 8 3/8% Senior Notes due 2014 in the aggregate principal amount of $500,000,000 (the “Fourth Supplemental Indenture”) and by any other supplements and amendments thereto made prior to the date hereof and in effect on the date hereof (the Base Indenture, the First Supplemental Indenture, the Fourth Supplemental Indenture and together with such other supplements and amendments are collectively herein referred to as the “Indenture”), pursuant to which the Guarantors have agreed to guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;
     WHEREAS, the New Guarantor is obligated, pursuant to (i) Section 3.4 of the First Supplemental Indenture and (ii) Section 3.4 of the Fourth Supplemental Indenture, to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;
     WHEREAS, pursuant to (i) Section 8.1 of the First Supplemental Indenture and (ii) Section 8.1 of the Fourth Supplemental Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;
     WHEREAS, the execution and delivery of this Supplement have been duly authorized by all requisite action on the part of the Company and the New Guarantor; and
     WHEREAS, all conditions and requirements necessary to make this Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms have been performed and fulfilled.
     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Notes, as follows:
ARTICLE ONE
THE NEW GUARANTEE
     Section 1.01. For value received, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “New Guarantee”), jointly and severally among itself and the

Guarantors, to the Trustee and the Holders, as if such New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee) in accordance with, and on the terms set forth in, the Indenture. The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and shall be deemed to constitute a Guarantee under the Indenture and for all purposes of the Indenture, and such New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if such New Guarantor was originally named therein as the Guarantor.
     Section 1.02. The New Guarantee shall be released upon the occurrence of the events as provided in the Indenture.
     Section 1.03. In accordance with the terms of the Indenture, the New Guarantor hereby waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such New Guarantor’s obligations under the Indenture or any other documents or instrument including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Guaranteed Parties against the Company.
ARTICLE TWO
MISCELLANEOUS
     Section 2.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.
     Section 2.02. This Supplement shall be effective as of the close of business on February 27, 2009.
     Section 2.03. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.
     Section 2.04. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.
     Section 2.05. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

CONSTELLATION BRANDS, INC.
By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Senior Vice President and Treasurer

Attest:

/s/ Barbara J. LaVerdi

Name:	Barbara J. LaVerdi
Title:	Vice President, Associate General
Counsel and Assistant Secretary

CONSTELLATION SERVICES LLC
By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

Attest:

/s/ Barbara J. LaVerdi

Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY NATIONAL ASSOCIATION
By:	/s/ D.G. Donovan
Name:	D.G. Donovan
Title:	Vice President

Attest:

/s/ M. Callahan

Name:	M. Callahan
Title:	Vice President